Exhibit 10.1

IFMI, LLC

AMENDMENT NO. 1 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY AGREEMENT of IFMI, LLC, dated as of June 20, 2011 (the “Amendment”), is entered into by and among each of the Members set forth on the signature pages hereto.

Background

On December 16, 2009, the Members entered into the Amended and Restated Limited Liability Company Agreement of IFMI, LLC (formerly, Cohen Brothers, LLC) (the “Agreement”). On February 1, 2011, the Company (as defined below) changed its name from “Cohen Brothers, LLC” to “IFMI, LLC.”

Pursuant to the Indenture, dated as of May 15, 2007, between Institutional Financial Markets, Inc. (formerly Cohen & Company Inc.), a Maryland corporation (“Parent”), and U.S. Bank National Association, as trustee, Parent issued, on May 15, 2007, $115,000,000 aggregate principal amount of its 7.625% Contingent Convertible Senior Notes due 2027 (the “Original Convertible Notes”).

The holders of the Original Convertible Notes have the right to require Parent to repurchase the Original Convertible Notes on May 12, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the Original Convertible Notes plus accrued and unpaid interest, and have the right under certain circumstances to convert each $1,000 principal amount of the Original Convertible Notes into cash and common stock of Parent, par value $0.001 per share (the “Common Stock”), if any, at any time prior to the second business day prior to May 15, 2027.

On or about the date hereof, Parent will commence a tender offer (the “Tender Offer”) with respect to all of Parent’s outstanding Original Convertible Notes. Parent is offering in the Tender Offer to exchange, at the election of each holder, any and all of its Original Convertible Notes held by holders for new 10.50% Contingent Convertible Senior Notes due 2027 (the “New Convertible Notes”), in an amount equal to $1,000 principal amount of the New Convertible Notes for each $1,000 principal amount of the Original Convertible Notes exchanged.

The New Convertible Notes will have substantially the same material terms and conditions as the Original Convertible Notes, except that the interest rate on the New Convertible Notes will be 10.50% per annum, as compared to 7.625% per annum for the Original Convertible Notes, and the initial date on which the holders of the New Convertible Notes have the right to require the Company to repurchase the Original Convertible Notes will be May 15, 2014, as compared to May 15, 2012 for the Original Convertible Notes.

Pursuant to Section 5.1 of the Agreement, the Agreement provides that, to the extent there is Available Cash from Operations and Available Cash from Capital Transactions, IFMI, LLC shall make distributions to Parent so that Parent can satisfy its payment obligations under the Original Convertible Notes.

Pursuant to Section 13.10 of the Agreement, the Members desire to amend the Agreement so that, to the extent there is Available Cash from Operations and Available Cash from Capital Transactions, the Company is required to make distributions to Parent so that Parent can satisfy its payment obligations under the New Convertible Notes.

NOW, THEREFORE, intending to be bound hereby, the Members agree as follows:

1. Defined Terms. The definitions in Section 1.2 of the Agreement set forth below are hereby deleted and replaced in their entirety with the definitions set forth below. Terms that are used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

“Company”: IFMI, LLC (formerly Cohen Brothers, LLC), a Delaware limited liability company, and any successor limited liability company which continues the business thereof and is a reformation or reconstitution thereof, in each case in accordance with the terms of this Agreement.

“Contingent Convertible Notes”: The 7.625% Contingent Convertible Senior Notes Due 2027 issued by Parent pursuant to that certain Indenture, dated as of May 15, 2007, by and between Parent and U.S. Bank National Association, and, if issued, the 10.50% Contingent Convertible Senior Notes Due 2027 to be issued by Parent pursuant to that certain Indenture to be entered into by and between Parent and U.S. Bank National Association, and in each case any replacement, refinancing or additional issuance of such notes.

2. Name of the Company. Section 2.3 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 2.3 Name. The name of the Company shall be IFMI, LLC, and such name shall be used at all times in connection with the conduct of the Company’s business.

3. Integration. The Agreement, as amended by this Amendment, sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the agreements noted above. Notwithstanding the foregoing, certain Members are or will be a party to a senior management agreement between the Company and such Member. To the extent that any provisions of this Agreement conflict with such Member’s senior management agreement (including, without limitation, terms relating to the transfer of Units), the terms of such Member’s senior management agreement shall control.

4. Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

5. Binding Effect. The Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective personal and legal representatives, successors and assigns.

6. Counterparts. The Amendment may be executed in any number of counterparts and it shall not be necessary that each party to the Amendment execute each counterpart. Each counterpart so executed (or, if all parties do not sign on the same counterpart, each group of counterparts signed by all parties) shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. In making proof of the Amendment, it shall not be necessary to account for more than one counterpart or group of counterparts signed by all parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned parties have this Agreement at the foot hereof or on the separate signature pages attached hereto as of the day and year first above written.

/s/ Andrew Hohns
Andrew Hohns

/s/ Christopher Ricciardi
Christopher Ricciardi

/s/ Stephanie Ricciardi
Stephanie Ricciardi

COHEN BROS. FINANCIAL, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Managing Member

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to Amended and Restated Limited Liability Agreement]

THE CHRISTOPHER RICCIARDI IRREVOCABLE RETAINED ANNUITY TRUST

By:	/s/ Peter F. Ricciardi
Name:	Peter F. Ricciardi
Title:	Trustee

[Signature Page to Amendment No. 1 to Amended and Restated Limited Liability Agreement]